Exhibit 10.7

AMENDMENT NO. 1
TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of March 27, 2019, by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent (in such capacity, “Agent”) for each member of the Lender Group and the Bank Product Provider (as each such term is defined in the Credit Agreement referred to below), KINERGY MARKETING LLC (“Kinergy”), and PACIFIC AG. PRODUCTS, LLC (“Pacific Ag” and together with Kinergy, each individually, a “Borrower” and collectively, the “Borrowers”).

WHEREAS, Borrowers, Agent and Lenders (as defined below) have entered into certain financing arrangements as set forth in (a) the Second Amended and Restated Credit Agreement, dated as of August 2, 2017, by and among Agent, the financial institutions from time to time party thereto as lenders (collectively, the “Lenders”) and Borrowers (as amended, restated, renewed, extended, supplemented, substituted and otherwise modified from time to time, the “Credit Agreement”) and (b) the Loan Documents (as defined in the Credit Agreement);

WHEREAS, Borrowers, Agent and Lenders have agreed to amend and modify certain provisions of Credit Agreement, subject to the terms and conditions of this Amendment.

NOW, THEREFORE, upon the mutual agreements and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Definitions.

(a)           Additional Definitions. The Credit Agreement is hereby amended to add the following new definition thereto:

“ “Aurora Assets” shall mean (a) the membership interests in Pacific Aurora, LLC owned by Pacific Ethanol Central, LLC and/or (b) the assets owned by Pacific Aurora, LLC and its Subsidiaries.

“ “Aurora Assets Transaction” shall mean the sale or refinance of the one or more of the Aurora Assets in an amount sufficient to satisfy the Compliance Conditions (as that term is defined in the Pekin Amendment).

“ “Pekin Amendment” shall mean that certain Amendment No. 4 to Credit Agreement and Other Loan Documents dated as of March 20, 2019 pursuant to which the Pacific Ethanol Credit Facility described in clause (a) of the definition thereof was further amended.”

“ “Amendment No. 1 Effective Date” shall mean March __, 2019.”

“ “Special Loan Amount” shall mean, as of any date of determination during the Special Period, the amount equal to the difference between the Borrowing Base calculated using the advance rates applicable during the Special Period and the Borrowing Base calculated using the advance rates applicable upon expiration of the Special Period.”

“ “Special Loans” shall mean, as of any date of determination during the Special Period, outstanding Revolving Loans in the amount equal to the Special Loan Amount. For the avoidance of doubt, during the Special Period (and terminating as of the end of such Special Period), Revolving Loans outstanding in an amount equal to the Special Loan Amount are deemed Special Loans and such Special Loans are deemed the first Revolving Loans outstanding and last Revolving Loans to be repaid. “

“ “Special Period” shall mean the period through and including the earlier of (a) September 30, 2019 and (b) the tenth (10th) Business Day following written notice from Agent to Administrative Borrower of the election of Agent to terminate the Special Period.”

(b)           Interpretation. Capitalized terms used and not defined in this Amendment shall have the respective meanings given them in the Credit Agreement.

2.             Amendments.

(a)           Applicable Margin. The last paragraph of the definition of “Applicable Margin” set forth in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

“The Applicable Margin shall be re-determined as of the first day of each quarter. Notwithstanding anything to the contrary herein, (i) during the Special Period, (A) the Applicable Margin on Special Loans outstanding shall be set at the margin in the row styled “Level III” above plus two (2%) percent per annum, and (B) the Applicable Margin on all other Revolving Loans shall be set at the margin in the row styled “Level III” above, and (ii) the Applicable Margin shall be the highest percentage set forth in the grid above (or, in the case of Special Loans outstanding during the Special Period, the percentage determined under the foregoing clause (i) of this sentence) plus two (2%) percent per annum, at Agent’s option without notice, (A) for the period on and after the date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds, (B) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Agent, and (C) on the Revolving Loans to Borrowers at any time outstanding in excess of the Borrowing Base (whether or not such excess(es) arise or are made with or without Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default). The Applicable Margin as of the Closing Date shall be the Applicable Margin shall be set at the margin in the row styled “Level II” above.”

(b)           Borrowing Base. The definition of “Borrowing Base” set forth in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

““Borrowing Base” means, at any time, the amount equal to:

(a)           the sum of:

(i)       eighty-five percent (85%) of the Eligible Accounts of Borrowers; provided that, during the Special Period, such percentage shall be ninety percent (90%); plus

(ii)       the lesser of (A) $50,000,000, (B) seventy percent (70%) multiplied by the Value of the Eligible Inventory and Eligible-In-Transit Inventory of Borrowers, or (C) eighty-five percent (85%) of the Net Recovery Percentage multiplied by the Value of Eligible Inventory and Eligible In-Transit Inventory of Borrowers; provided that, during the Special Period, the percentages set forth in the foregoing clauses (B) and (C) shall be eighty percent (80%) and ninety-five percent (95%) respectively; minus

(b)           Reserves.”

(c)            Eligible Accounts. Subsection (n) of the definition of “Eligible Accounts” set forth in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

“(n)         such Accounts are not unpaid more than (i) in the case of Accounts of Pacific Ag, thirty (30) days after the original due date for such Accounts or ninety (90) days after the date of the original invoice for them; provided that, with respect to Accounts due from Proctor & Gamble, such ninety (90) day period shall be one hundred and fifty (150) days; and (ii) in the case of all other Accounts, thirty (30) days after the original due date for such Accounts or forty-five (45) days after the date of the original invoice for them; provided that, with respect to Accounts due from Proctor & Gamble, such forty-five (45) day period shall be one hundred and fifty (150) days;”

(d)           Increased Reporting Event. The definition of “Increased Reporting Event” set forth in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

““Increased Reporting Event” means if at any time (a) Excess Availability is less than the greater of fifteen percent (15%) of the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent or $10,000,000, or (b) a Default or Event of Default shall have occurred and be continuing.”

(e)           Mandatory Prepayments. Section 2.4(e) of the Credit Agreement is hereby amended to add the following new sentence to the end thereof:

“In addition but without duplication of prepayments under the preceding sentence, if at any time during the Special Period the Revolver Usage on such date exceeds the total payments received by Borrowers in respect of their Accounts and Inventory during the thirty (30) day period ending on the Business Day as of which was prepared the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent hereunder, then Borrowers shall promptly, but in any event within one Business Day, prepay the Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to the amount of such excess. During the Special Period, Borrowers shall deliver to Agent, contemporaneously with each Borrowing Base Certificate delivered by Borrowers to Agent hereunder, a report of all payments received by Borrowers in respect of their Accounts and Inventory during the thirty (30) day period ending on the Business Day as of which was prepared the Borrowing Base reflected in such Borrowing Base Certificate.”

(f)            Financial Covenants. Article 7 to the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

“7.           FINANCIAL COVENANTS.

Until the termination of all of the Commitments and the payment in full of the Obligations, each Borrower covenants and agrees that:

(a) during the Special Period, Borrowers will maintain a Fixed Charge Coverage Ratio of not less than 2:0 to 1.00, calculated as of the last day of each fiscal month of Borrowers for the 12 month period then ended; and

(b) after expiration of the Special Period, Borrowers will maintain a Fixed Charge Coverage Ratio of not less than 2:0 to 1.00, calculated as of the last day of each fiscal month of Borrowers for the 12 month period then ended; provided, that, the financial covenant under this clause (b) shall not apply to any month for which the Excess Availability was at all times during such month, and at all times during each of the two (2) prior months, greater than twenty percent (20%) of the Maximum Revolver Amount; provided, further, that the foregoing test metric shall be based on Liquidity and not Excess Availability during any consecutive five (5) Business Day period that includes the last Business Day of a fiscal quarter (not to exceed five (5) total Business Days for any quarter end).”

(g)           Collateral Reporting. Schedule 5.2 to the Credit Agreement is hereby amended to delete clause (b) of the first row and substitute the following therefor:

“(b) inventory reports by location and category (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties); provided that, if an Increased Reporting Period is in effect, such reports may, with the written consent of Agent, continue to be delivered on a monthly basis as if no such Increased Reporting Period were in effect so long as, on a weekly basis no later than two (2) Business Days after the end of each week, Borrowers deliver to Agent estimates of such reports.”

(h)           Other Reporting.

(i)        Section 5.2 of the Credit Agreement is hereby amended to delete clause (a) of such Section and substitute the following therefor:

“(a) Borrowers (a) will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports set forth on Schedule 5.2 and on Schedule 5.3 to this Agreement at the times specified therein,”

(ii)       Schedule 5.3 (Other Reporting) attached hereto as Exhibit A is hereby added to the Credit Agreement as a new Schedule 5.3 thereto.

3.             Amendment Fee. In addition to all other fees, costs and expenses payable by Borrowers to Agent and Lenders under the Loan Documents Borrowers shall pay to Agent an amendment fee in the amount of $75,000 (the “Amendment Fee”). The Amendment Fee shall be fully earned, due and payable on the date hereof, and shall not be subject to refund or rebate for any reason. Borrowers acknowledge and agree that Agent may, in its sole and absolute discretion, allocate to itself or to any Lender all or any portion of the Amendment Fee.

4.             Additional Representation. In addition to the continuing representations, warranties and covenants at any time made by Borrowers to Agent and Lenders pursuant to the Credit Agreement, and the other Loan Documents, Borrowers hereby jointly and severally represent, warrant and covenant with and to Agent and Lenders that, as of the date of this Amendment and after giving effect hereto, no known Default or Event of Default exists or has occurred and is continuing.

5.             Release. In consideration of the agreements of Agent and Lenders contained herein and the making of loans by or on behalf of Agent and Lenders to Borrowers pursuant to the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower on behalf of itself and its successors, assigns, and other legal representatives (the “Releasing Parties”), hereby, jointly and severally, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives and their respective successors and assigns (Agent, each Lender and all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, whether liquidated or unliquidated, matured or unmatured, asserted or unasserted, fixed or contingent, foreseen or unforeseen and anticipated or unanticipated, which any Releasing Party may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, in relation to, or in any way in connection with the Credit Agreement, as amended and supplemented through the date hereof, this Amendment and the other Loan Documents. Each Releasing Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

It is the intention of the Releasing Parties that the above release shall be effective as a full and final release of each and every matter specifically and generally referred to above clause (a). Each Releasing Party acknowledges and represents that it has been advised by independent legal counsel with respect to the agreements contained herein and with respect to the provisions of California Civil Code Section 1542, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR OR RELEASEE.” Each Releasing Party, being aware of said code section, expressly waives on its own behalf and on behalf of those for which such Releasing Party is giving the release, any and all rights either may have thereunder, as well as under any other statute or common law principle of similar effect, with respect to any of the matters released herein. This release shall act as a release of all included claims, rights and causes of action, whether such claims are currently known, unknown, foreseen or unforeseen and regardless of any present lack of knowledge as to such claims. Each Releasing Party understands and acknowledges the significance and consequence of this waiver of California Civil Code Section 1542, and hereby assumes full responsibility for any injuries, damages, losses or liabilities released herein.

6.             Conditions to Effectiveness. The effectiveness of this Amendment shall be subject to the receipt by Agent of (a) an original (or electronic copy) of this Amendment duly authorized, executed and delivered by Borrowers and Lenders and (b) an amendment, in form and substance satisfactory to Agent and executed by the Borrowers, to the Guaranty and Security Agreement.

7.             Effect of this Amendment. Except as modified pursuant hereto, no other changes or modifications to the Credit Agreement are intended or implied and in all other respects the Credit Agreement is hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. To the extent of conflict between the terms of this Amendment, on the one hand, and Credit Agreement, on the other hand, the terms of this Amendment shall control.

8.             Further Assurances. Borrowers shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment.

9.             Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

10.           Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of California (without giving effect to principles of conflict of laws).

11.           Counterparts. This Amendment may be signed in counterparts, each of which shall be an original and all of which taken together constitute one agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart signed by the party to be charged. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their authorized officers as of the day and year first above written.

BORROWERS:

Kinergy Marketing LLC,
as a Borrower

By:	/s/ Bryon T. McGregor
Name:	Bryon T. McGregor
Title:	CFO

PACIFIC AG. PRODUCTS, LLC,
as a Borrower

By:	/s/ Bryon T. McGregor
Name:	Bryon T. McGregor
Title:	CFO

AGENT AND LENDER:

wells fargo BANK, NATIONAL ASSOCIATION,
as Agent and sole Lender

By:	/s/ Carlos Valles
Name:	Carlos Valles
Title:	Vice President

Signature Page to 1st Amendment to Credit Agreement

EXHIBIT A

Schedule 5.3

Other Reporting

At all times during the Special Period, deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports or other items set forth below at the following times in form reasonably satisfactory to Agent:

promptly upon becoming available to Pacific Ethanol Pekin, LLC (but in no event later than ten (10) days after receipt by such Person thereof)	copies all sale offering and marketing materials prepared by the Aurora Marketing Agent(s) (as defined in the Pekin Amendment), and all indications of interest, letters of intent, and written offers for the Aurora Assets, together with such other information regarding any proposed Aurora Assets Transaction as Agent may reasonably request.
within five (5) Business Days after each calendar month end	a written report detailing any changes to the timeline for the marketing and sale of the Aurora Assets and including copies of all indications of interest, letters of intent, and written offers for the Aurora Assets.
Within five (5) Business Days of the closing of any sale or other financing transaction related to any Aurora Assets Transaction	a final report summarizing the use of proceeds and including a closing statement with respect to such transaction.

It being acknowledged and agreed that all sales reports and marketing information delivered under this Schedule 5.3 shall be subject to the confidentiality provisions set forth in Section 17.9 of the Agreement.

Exhibit A to 1st Amendment to Credit Agreement